Exhibit 99.1

Barnes & Noble Reports Fiscal 2013 Third Quarter Financial Results

Strategic Committee to Evaluate Sale of Retail Business

NEW YORK--(BUSINESS WIRE)--February 28, 2013--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2013 third quarter ended January 26, 2013.

Third quarter consolidated revenues were $2.2 billion, a decrease of 8.8% as compared to the prior year. Third quarter consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) were $55 million, as compared to $150 million a year ago. Third quarter consolidated net losses were $6.1 million, as compared to net earnings of $52 million a year ago. Third quarter results were adversely impacted by NOOK inventory charges and promotional allowances discussed below in the NOOK section. Third quarter net losses were $0.18 per share, which includes the impact of the dividend on redeemable preferred shares, as compared to net earnings of $0.71 per share a year ago.

On January 23, 2013, the company announced the completion of its strategic partnership with Pearson, which invested $89.5 million in NOOK Media LLC for preferred membership interests representing a 5% equity stake. Following the closing of the transaction, Barnes & Noble now owns approximately 78.2% of the NOOK Media subsidiary and Microsoft, which also holds preferred membership interests, owns approximately 16.8%.

The company ended the third quarter with cash of $214 million and no borrowings under its $1 billion Revolving Credit facility, as compared to a net debt position of $74 million a year ago.

Third Quarter 2013 Results from Operations

Segment results for the fiscal 2013 and fiscal 2012 third quarters are as follows:

	Revenues				EBITDA
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q3 2013	Q3 2012	$	%	Q3 2013	Q3 2012	$	%
Retail	$1,505.2	$1,677.3	($172.2)	-10.3%	$212.0	$197.6	$14.4	7.3%
College	517.2	525.6	(8.4)	-1.6%	33.9	35.2	(1.3)	-3.6%
NOOK	316.0	426.6	(110.6)	-25.9%	(190.4)	(82.8)	(107.6)	-129.9%
Elimination (1)	(114.4)	(190.4)	76.0	-39.9%	n/a	n/a	n/a	n/a
Total	$2,223.9	$2,439.1	($215.2)	-8.8%	$55.5	$149.9	($94.5)	-63.0%

(1) Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell through basis.

Retail

The Retail segment, which consists of the Barnes & Noble bookstores and BN.com businesses, had revenues of $1.5 billion for the quarter, decreasing 10.3% over the prior year. This decrease was attributable to a 7.3% decline in comparable store sales, store closures and lower online sales. Core comparable store sales, which exclude sales of NOOK products, decreased 2.2% as compared to the prior year. Sales of NOOK products in the Retail segment declined during the quarter due to lower unit volume.

Despite the sales decline, Retail EBITDA increased 7.3%, from $198 million to $212 million during the third quarter, resulting from a higher sales mix of higher margin core products and expense management.

College

The College segment, which consists of the Barnes & Noble College bookstores business, had revenues of $517 million, decreasing 1.6% as compared to a year ago. Comparable College store sales decreased 5.2% for the third quarter as compared to the prior year period, as the back-to-school rush season extended past the close of the company’s third fiscal quarter. Factoring in the two additional weeks in February that contributed to this year’s rush season, comparable store sales decreased 2.1% for the quarter. College comparable store sales reflect the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

College EBITDA decreased $1.3 million during the quarter as compared to a year ago to $34 million. College’s product margins improved during the quarter on a higher mix of higher margin textbook rentals, while expenses increased due to new store growth and continued investments in digital education.

NOOK

The NOOK segment, which consists of the company's digital business (including devices, digital content and accessories), had revenues of $316 million for the quarter. This represents a decline of 26% as compared to the same period a year ago, primarily as a result of lower device unit volume. In addition, the company recorded $21 million of incremental channel partner returns given the holiday sales shortfall, as well as $15 million of promotional allowances to optimize future sales opportunities. Digital content sales increased 6.8% for the third quarter over the prior year.

NOOK EBITDA losses were $190 million for the third quarter, as compared to $83 million a year ago, primarily resulting from the previously noted sales shortfall, inventory charges, and higher operating expenses. The company recorded $59 million of additional inventory charges during the third quarter, as the holiday sales shortfall resulted in higher than anticipated levels of finished and unfinished goods. Operating expenses increased over the prior year on higher advertising costs.

In response to the device sales shortfall over the holiday season, NOOK is calibrating its business model and has implemented a cost reduction program that the company projects will significantly reduce NOOK’s expenses.

“In terms of the NOOK Media business, we’ve taken significant actions to begin to right size our cost structure in the NOOK segment, while also taking a large markdown on NOOK devices in order to enhance our ability to achieve our estimated sales plans in subsequent quarters,” said William Lynch, Chief Executive Officer of Barnes & Noble. “NOOK Media has been financing itself since October of 2012 due to the strong investment partners we've been able to attract in Microsoft and Pearson. Coming off the holiday shortfall, we're in the process of making some adjustments to our strategy as we continue to pursue the exciting growth opportunities ahead for us in the consumer and digital education content markets.” Mr. Lynch also said that going forward NOOK Media still remains committed to its Tablet and e-Reader business. And, he reiterated that NOOK and Barnes & Noble bookstores will continue to have a close relationship. “Without question, our bookstores have made a significant contribution to NOOK’s success over the past three years. And, in turn, our award-winning line of NOOK products have proven to be a strong driver of traffic to our stores.”

Guidance

For fiscal year 2013, the company continues to expect Retail comparable bookstore sales to decline on a percentage basis in the low- to mid-single digits. College comparable store sales are now expected to decline on a percentage basis in the low single digits. NOOK Media revenues, which includes the NOOK and College businesses, are expected to be approximately $2.5 billion. The company expects fourth quarter NOOK segment EBITDA losses to be comparable to last year's fourth quarter loss.

Strategic Committee to Evaluate Sale of Retail Business

On February 25, 2013, the company announced that its Board of Directors has received notice from Mr. Leonard Riggio, the Company’s founder, largest stockholder and Chairman of the Board, that Mr. Riggio plans to propose to purchase all of the assets of the retail business of Barnes & Noble.

The process of evaluating a proposal and negotiation of any transaction will be overseen by a Strategic Committee of three independent directors: David G. Golden, David A. Wilson and Patricia L. Higgins, who is Chair of the Strategic Committee.

There can be no assurance that the review of Mr. Riggio’s proposal or the consideration of any transaction will result in a sale of the retail business or in any other transaction. There is no timetable for the Strategic Committee’s review. The Company does not intend to comment further regarding the evaluation of Mr. Riggio’s proposal, unless and until definitive agreements for a transaction are entered into or the Strategic Committee determines to conclude the process.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Thursday, February 28, 2013, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2013 year-end results on or about June 18, 2013.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The company operates 677 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK Media LLC subsidiary is a leader in the emerging digital reading and digital education markets. The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store™ (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 678 bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble is proud to be named a J.D. Power and Associated 2012 Customer Service Champion and is only one of 50 U.S. companies so named. Barnes & Noble.com is ranked the number one online retailer in customer satisfaction in the book, music and video category and a Top 10 online retailer overall in customer satisfaction according to ForeSee E-Retail Satisfaction Index (Spring Top 100 Edition).

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble's products, low growth or declining sales and net income due to various factors, risk that international expansion will not be successfully achieved or may be achieved later than expected, possible disruptions in Barnes & Noble's computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risk that component parts will be rendered obsolete or otherwise not be able to be effectively utilized in devices to be sold, possible risk that financial and operational forecasts and projections are not achieved, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that the expected sales lift from Borders’ store closures is not achieved in whole or part, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble's online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble's strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the business resulting from the review of a potential separation of the NOOK digital business, the risk that the transactions with Microsoft and Pearson do not achieve the expected benefits for the parties including the risk that NOOK Media’s applications are not commercially successful or that the expected distribution of those applications is not achieved, the risk that any subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in NOOK Media or other separation of Barnes & Noble’s businesses results in adverse impacts on Barnes & Noble or NOOK Media (including as a result of termination of agreements and other adverse impacts), the potential impact on Barnes & Noble’s retail business of any separation, the potential tax consequences for Barnes & Noble and its shareholders of a subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in NOOK Media or other separation of Barnes & Noble’s businesses, the risk that the international expansion contemplated by the relationship with Microsoft or otherwise is not successful or is delayed, the risk that NOOK Media is not able to perform its obligations under the Microsoft commercial agreement, including with respect to the development of applications and international expansion, and the consequences thereof, the costs and disruptions arising out of any such separation of the NOOK digital and College businesses or other separation of Barnes & Noble’s businesses, the risk that Barnes & Noble may not recoup its investments in the NOOK digital business as part of any separation transaction, the risks, difficulties, and uncertainties that may result from the separation of businesses that were previously co-mingled including necessary ongoing relationships, and potential for adverse customer impacts and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, "Risk Factors," in Barnes & Noble's Annual Report on Form 10-K and Form 10-K/A, and in Barnes & Noble's other filings made hereafter from time to time with the SEC. Our forward looking statements relating to international expansion are also subject to the following risks, among others that may affect the introduction, success and timing of the NOOK e-reader and content in countries outside the United States: we may not be successful in reaching agreements with international companies, the terms of agreements that we reach may not be advantageous to us, our NOOK device may require technological changes to comply with applicable laws, and marketplace acceptance and other companies have already entered the marketplace with products that have achieved some customer acceptance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012

Sales	$2,223,945	2,439,124	$5,561,984	5,749,489
Cost of sales and occupancy	1,674,384	1,786,308	4,118,037	4,237,451
Gross profit	549,561	652,816	1,443,947	1,512,038
Selling and administrative expenses	494,094	502,870	1,319,896	1,329,620
Depreciation and amortization	55,761	60,273	171,409	173,699
Operating income (loss)	(294)	89,673	(47,358)	8,719
Interest expense, net	8,772	8,773	25,835	26,675
Income (loss) before taxes	(9,066)	80,900	(73,193)	(17,956)
Income taxes	(3,008)	28,869	(25,580)	(6,818)
Net income (loss)	$(6,058)	52,031	$(47,613)	(11,138)

Income (loss) per common share:
Basic	$(0.18)	0.78	$(1.05)	(0.33)
Diluted	$(0.18)	0.71	$(1.05)	(0.33)

Weighted average common shares outstanding:
Basic	58,316	57,371	58,168	57,261
Diluted	58,316	69,447	58,168	57,261

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	75.3%	73.2%	74.0%	73.7%
Gross profit	24.7%	26.8%	26.0%	26.3%
Selling and administrative expenses	22.2%	20.6%	23.7%	23.1%
Depreciation and amortization	2.5%	2.5%	3.1%	3.0%
Operating income (loss)	0.0%	3.7%	-0.9%	0.2%
Interest expense, net	0.4%	0.4%	0.5%	0.5%
Income (loss) before taxes	-0.4%	3.3%	-1.3%	-0.3%
Income taxes	-0.1%	1.2%	-0.5%	-0.1%
Net income (loss)	-0.3%	2.1%	-0.9%	-0.2%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	January 26, 2013	January 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$213,643	$27,397
Receivables, net	387,459	396,854
Merchandise inventories	1,784,949	1,814,898
Prepaid expenses and other current assets	186,324	169,535
Total current assets	2,572,375	2,408,684

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,208,770	1,191,224
Fixtures and equipment	1,845,100	1,752,333
	3,056,411	2,946,098
Less accumulated depreciation and amortization	2,483,042	2,309,607
Net property and equipment	573,369	636,491

Goodwill	514,417	520,792
Intangible assets, net	553,099	569,488
Other noncurrent assets	63,001	54,418
Total assets	$4,276,261	$4,189,873

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,360,613	$1,488,552
Accrued liabilities	563,028	542,503
Gift card liabilities	386,704	367,555
Total current liabilities	2,310,345	2,398,610

Long-term debt	-	101,600
Long-term deferred taxes	273,475	275,436
Other long-term liabilities	390,025	408,291

Redeemable Preferred Shares; $.001 par value; 5,000
shares authorized; 204 and 204 shares issued, respectively	193,220	191,958
Preferred Member Interests in NOOK Media, LLC	381,184	-

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 92,135 and 90,928 shares issued, respectively	92	91
Additional paid-in capital	1,383,430	1,337,777
Accumulated other comprehensive loss	(16,635)	(11,630)
Retained earnings	420,627	543,582
Treasury stock, at cost, 33,810 and 33,537 shares, respectively	(1,059,502)	(1,055,842)
Total shareholders' equity	728,012	813,978
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$4,276,261	$4,189,873

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)

		13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
		January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012

Sales
	Retail	$1,505,151	1,677,326	$3,620,566	3,800,380
	College	517,228	525,627	1,510,953	1,515,771
	NOOK	315,965	426,595	668,287	769,854
	Elimination	(114,399)	(190,424)	(237,822)	(336,516)
Total		$2,223,945	2,439,124	$5,561,984	5,749,489

Gross Profit
	Retail	$500,197	518,503	$1,130,295	1,119,442
	College	109,681	106,667	328,945	325,530
	NOOK	(60,317)	27,646	(15,293)	67,066
Total		$549,561	652,816	$1,443,947	1,512,038

Selling and Administrative Expenses
	Retail	$288,240	320,913	$815,389	868,067
	College	75,768	71,488	221,277	209,764
	NOOK	130,086	110,469	283,230	251,789
Total		$494,094	502,870	$1,319,896	1,329,620

EBITDA
	Retail	$211,957	197,590	$314,906	251,375
	College	33,913	35,179	107,668	115,766
	NOOK	(190,403)	(82,823)	(298,523)	(184,723)
Total		$55,467	149,946	$124,051	182,418

Net Income (Loss)
	EBITDA	$55,467	149,946	$124,051	182,418
	Depreciation and Amortization	(55,761)	(60,273)	(171,409)	(173,699)
	Interest Expense, net	(8,772)	(8,773)	(25,835)	(26,675)
	Income Taxes	3,008	(28,869)	25,580	6,818
Total		$(6,058)	52,031	$(47,613)	(11,138)

Percentage of sales:

Gross Margin
	Retail	33.2%	30.9%	31.2%	29.5%
	College	21.2%	20.3%	21.8%	21.5%
	NOOK	-29.9%	11.7%	-3.6%	15.5%
Total		24.7%	26.8%	26.0%	26.3%

Selling and Administrative Expenses
	Retail	19.2%	19.1%	22.5%	22.8%
	College	14.6%	13.6%	14.6%	13.8%
	NOOK	64.5%	46.8%	65.8%	58.1%
Total		22.2%	20.6%	23.7%	23.1%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)

	13 weeks ended		39 weeks ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
Numerator for basic income (loss) per share:
Income (loss)	$(6,058)	52,031	$(47,613)	(11,138)
Preferred stock dividends	(3,942)	(3,963)	(11,825)	(7,081)
Accretion of dividends on preferred stock	(739)	(316)	(1,508)	(578)
Less allocation of earnings and dividends to participating securities	-	(2,735)	-	-
Net income (loss) available to common shareholders	$(10,739)	45,017	$(60,946)	(18,797)

Numerator for diluted income (loss) per share:
Net income (loss) available to common shareholders	$(10,739)	45,017	$(60,946)	(18,797)
Accrual of preferred stock dividends	-	3,963	-	-
Accretion of dividends on preferred stock	-	316	-	-
Effect of dilutive options	-	3	-	-
Net income (loss) available to common shareholders	(10,739)	49,299	(60,946)	(18,797)

Denominator for basic and diluted income (loss) per share:
Basic weighted average common shares	58,316	57,371	58,168	57,261

Denominator for diluted income (loss) per share:
Basic weighted average common shares	58,316	57,371	58,168	57,261
Preferred shares	-	12,000	-	-
Average dilutive options	-	76	-	-
Diluted weighted average common shares	58,316	69,447	58,168	57,261

Income (loss) per common share
Basic	$(0.18)	0.78	$(1.05)	(0.33)
Diluted	$(0.18)	0.71	$(1.05)	(0.33)

CONTACT:
Media:
Mary Ellen Keating
Senior Vice President
Corporate Communications
Barnes & Noble, Inc.
(212) 633-3323
mkeating@bn.com
or
Investor:
Andy Milevoj
Vice President, Investor Relations
Barnes & Noble, Inc.
(212) 633-3489
amilevoj@bn.com